EXHIBIT10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed.

Double asterisks denote omissions.

AMENDMENT TO LICENSE AGREEMENT

This Amendment to License Agreement (this “Amendment”) is entered into as of May 1, 2020 (the “Amendment Date”), by and among Karyopharm Therapeutics Inc., a Delaware corporation (“Karyopharm”), and Antengene Therapeutics Limited, a corporation organized and existing under the laws of Hong Kong (“Antengene”).  Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

WHEREAS, Karyopharm and Antengene entered into that certain License Agreement, dated as of May 23, 2018 (the “Agreement”), pursuant to which Antengene obtained exclusive rights to Develop and Commercialize Licensed Compounds in the Field in the Antengene Territory;

WHEREAS, the Parties desire to amend the Agreement to expand the Antengene Territory and modify other rights and obligations of the Parties as set forth below;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereby agree to modify the Agreement as follows:

1.	Amendments Relating to Expansion of the Antengene Territory.

(a)As of the Amendment Date, the definition of “Antengene Territory” in Section 1.8 of the Agreement is deleted in its entirety and replaced with the following:

“Antengene Territory” means the following countries and territories: Mainland China, Taiwan, Hong Kong, Macau, South Korea, Brunei, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand, Vietnam, Australia and New Zealand.

(b)As of the Amendment Date, the definition of “Karyopharm Territory” in Section 1.48 of the Agreement is deleted in its entirety and replaced with the following:

“Karyopharm Territory” means all countries and territories of the world other than the Antengene Territory.

(c)As of the Amendment Date, the definition of the “Ono Territory” in Section 1.63 of the Agreement is deleted and replaced with “Reserved.”.

(d)As of the Amendment Date, the definition of “Business Day” in Section 1.10 of the Agreement is deleted in its entirety and replaced with the following:

“Business Day” means any day other than a day which is a Saturday, a Sunday, any day banks are authorized or required to be closed in  the  Boston, Massachusetts, United  States or Shanghai, China or Melbourne, Australia or any day within Karyopharm’s corporate holidays (for Karyopharm’s obligations) or Antengene’s corporate holidays (for Antengene’s obligations).

(e)As of the Amendment Date, a definition of “Indication” is added to the Agreement as a new Section 1.84 as the following:

“Indication” means, with respect to a particular drug, a sign, a symptom or a medical condition which makes the use of that drug for treatment advisable. In respect of cancer, different forms of cancer (e.g. skin cancer or lung cancer) and different cancer subtypes for which it is necessary to undertake separate Clinical Trials (not including Phase I Clinical Trials) to obtain Regulatory Approval for a Licensed Product for such form or subtype of cancer shall also be considered separate Indications for this Agreement, however, provided that a form or subtype of cancer of a different genotype within the same form or subtype of cancer shall be considered a same Indication.  However, different lines of treatment for the same cancer subtype (for example, first line treatment and second line treatment of small cell lung cancer) and different/new combinations shall not be considered separate Indications.

(f)As of the Amendment Date, the definition of “Field” in Section 1.10 of the Agreement is deleted in its entirety and replaced with the following:

“Field” means for Selinexor, Eltanexor, and KPT-9274: the diagnosis, treatment and/or prevention of cancer in humans; and for Verdinexor: the diagnosis, treatment and/or prevention of all indications in humans excluding cancer, precancer, malignant and benign tumors, and other proliferative or neoplastic disorders and except for the indications as listed on Schedule 1.28, however, provided, that, subject to Section 8.12, the Field of Verdinexor shall be extended to the diagnosis, treatment and/or prevention of cancer in humans in Antengene Territory, if Karyopharm initiates clinical development of Verdinexor or licenses any Third Party to Develop Verdinexor for the diagnosis, treatment and/or prevention of cancer in humans in any territory.

(g)As of the Amendment Date, the Section 7.4 of the Agreement is deleted in its entirety and replaced with the following:

Prior to making a licensing proposal relating to any pharmaceutical product that inhibits any of XPO1, NAMPT and PAK4 (“New Product”) to any Third Party in the Antengene Territory, Karyopharm shall provide Antengene a report to evaluate the New Product (collectively, “New Product Proposal”).  Antengene shall provide Karyopharm a written notice indicating whether Antengene would like to develop such New Product within [**] after receiving the New Product Proposal (the “Evaluation Period”).  Karyopharm shall not engage in developing or commercializing the New Product in humans within the Territory (including but not limited to negotiation with any Third Party regarding the New Product) unless Antengene fails to accept the New Product Proposal within the Evaluation Period.

2.	Amendment Relating to License Grants to Karyopharm. As of the Effective Date of the Agreement, Section 7.1.2 of the Agreement is deleted in its entirety and replaced with the following:

License Grants to Karyopharm.  Antengene hereby grants Karyopharm a non-transferable (except as provided in Section 14.1), sublicenseable (including through multiple tiers) (subject to Section 7.2), royalty-free license under Antengene Technology to Develop, Manufacture, have Manufactured, use and Commercialize Licensed Compounds and Licensed Products in the Field in the Karyopharm Territory, such license to be (a) exclusive (even as to Antengene and its Affiliates) with respect to (i) Antengene Technology and (ii) Antengene’s interest in Joint IP, in each case ((i) and (ii)) that is generated or acquired after the Effective Date in connection with Development, Manufacturing or Commercialization activities with respect to Licensed Products by or on behalf of Antengene or any of its Related Parties and (b) non-exclusive with respect to all other Antengene Technology and Joint IP.

3.	Amendments to Termination provisions.

(a)As of the Effective Date of the Agreement, Section 13.4.1(c) of the Agreement is deleted in its entirety and replaced with the following:

The license grants to Karyopharm in Section 7.1.2 shall survive and be expanded to include the Antengene Territory.

(b)As of the Effective Date of the Agreement, Section 13.4.2(b) of the Agreement is deleted in its entirety and replaced with the following:

the license grants to Antengene shall terminate, and the license grants to Karyopharm in Section 7.1.2 shall survive and be expanded to include the Antengene Territory;

4.	Amendments Relating to Financial Terms.

(a) In consideration for this Amendment, Antengene shall pay Karyopharm a one-time, non-refundable, non-creditable upfront payment of Twelve Million (12 Million) US Dollars as soon as is practicable but in no event later than [**] after the Amendment Date and receipt of invoice by Antengene.

(b)As of the Amendment Date, Section 8.2.1 of the Agreement is amended to add the following Milestone Payments to the chart contained in Section 8.2.1 of the Agreement, in addition to the Milestone Payments presently listed therein:

Development Milestone Event	Development Milestone Payment (in USD)

Development Milestone Event		Development Milestone Payment (in USD)
Development / Regulatory Milestones - Selinexor	[**]	[**]
	[**]	[**]

For purposes of this revised Section 8.2.1, [**] means the [**].

(c)As of the Amendment Date, the development/regulatory milestones-KPT-9274 and the development/regulatory milestones-Verdinexor in Section 8.2.1 of the Agreement is deleted in its entirety and replaced with the following:

Development / Regulatory Milestones – KPT-9274	[**]	[**]
	[**]	[**]
	[**]	[**]

Development / Regulatory Milestones – Verdinexor	[**]	[**]
	[**]	[**]
	[**]	[**]

(d)As of the Amendment Date, the table contained in Section 8.4.1 of the Agreement is deleted in its entirety and replaced with the following table:

Royalty Rate - Selinexor	Tiered: [**] of Annual Net Sales of the Product in Mainland China and Macau (tiers in USD): • [**] • [**] • [**] • [**] • [**]
Tiered: [**] of Annual Net Sales of the Product in the Antengene Territory, excluding Mainland China and Macau (tiers in USD): • [**] • [**] • [**] • [**]

Royalty Rate - Eltanexor	Tiered: [**] of Annual Net Sales of the Product in the Antengene Territory (tiers in USD): • [**] • [**] • [**] • [**] • [**]

Royalty Rate - KPT-9274	Tiered: [**] of Annual Net Sales of the Product in the Antengene Territory, (tiers in USD): • [**] • [**] • [**] • [**] • [**]

Royalty Rate - Verdinexor	Tiered: [**] of Annual Net Sales of the Product in the Antengene Territory, (tiers in USD): • [**] • [**] • [**] • [**] • [**]

(e)As of the Amendment Date, the Section 8.4.2 of the Agreement is deleted in its entirety and replaced with the following:

Royalty Reduction by Entry of Generic Version and Expiration of Patent Rights. If at any time during the Royalty Term, (i) any Third Party (other than a Sublicensee) makes all Generic Versions (defined below) of such Licensed Product commercially available in such country in the Antengene Territory and the Generic Version(s) constitute more than [**]% of the sales volume in the country, or (ii) in Mainland China or Australia or South Korea, all Karyopharm Patent Rights whose Valid Claim Covers such Licensed Product in Mainland China or Australia or South Korea expire, provided, however, that the expiration of Karyopharm Patent Rights is not caused, directly or indirectly, by any act or omission by or on behalf of Antengene or its Affiliates, [**] then the royalty rate applicable to Net Sales of such Licensed Product in such country shall be reduced to [**] percent ([**]%).  “Generic Version” means a product that: (a) contains as an active pharmaceutical ingredient a chemical composition that is assigned the same INN (international nonproprietary name) as is assigned to active pharmaceutical ingredient contained in the corresponding Licensed Product being marketed in the Antengene Territory; (b) obtained marketing approval in a country in the Antengene Territory by means of an abridged procedure that relies (i) in whole or in part on the safety and efficacy data contained in the NDA for such Licensed Product submitted by Antengene in such country, and (ii) on establishing bioequivalence to the Licensed Product; and (c) has been granted marketing approval in the Antengene Territory and is marketed by an entity other than Antengene, its Affiliates or its Sublicensees.

5.	Continued Effectiveness of Agreement. All other terms and conditions in the Agreement that are not hereby amended are to remain in full force and effect.
6.

Counterparts. This Amendment may be executed in two (2) or more counterparts, including by facsimile or PDF signature pages, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Amendment to be executed by their respective duly authorized officers as of the date first written above.

Antengene Therapeutics Limited		KARYOPHARM THERAPEUTICS INC.

BY:	/s/ Jay Mei	BY:	Christopher B. Primiano

NAME:	Jay Mei	NAME:	Christopher B. Primiano

TITLE:	CEO	TITLE:	SVP, Chief Business Officer

April 29, 2020		May 1, 2020

[Signature Page to First Amendment to License Agreement]

ActiveUS 180642824